Exhibit 12.1
DELPHI FINANCIAL GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three months ended
	September 30,			Year Ended December 31,
	2008		2007	2007	2006	2005	2004	2003
Earnings:
Pre-tax (Loss) income from continuing operations before provision for income taxes	$(21,613)		$58,013	$232,559	$208,041	$183,559	$164,404	$137,941

Adjustment for loss (income) of equity investees	2,129		5,030	(22,965)	(16,551)	(1,291)	(5,951)	(3,467)

Distributed income of equity investees	596		7,710	17,027	2,365	2,943	4,261	2,924

Interest expense:
Corporate debt	4,427		3,328	16,870	20,172	15,607	14,040	14,052
Junior subordinated debentures	3,240		3,246	7,891	—	—	—	—
Junior subordinated deferrable interest debentures	177		488	2,727	5,211	4,855	4,486	4,035
Interest component of rental expense	849		921	3,638	3,732	3,856	2,096	2,262

Total earnings	$(10,195)		$78,736	$257,747	$222,970	$209,529	$183,336	$157,747

Fixed Charges:
Interest expense:
Corporate debt	4,427		3,328	16,870	20,172	15,607	14,040	14,052
Junior subordinated debentures	3,240		3,246	7,891	—	—	—	—
Junior subordinated deferrable interest debentures	177		488	2,727	5,211	4,855	4,486	4,035
Interest component of rental expense	849		921	3,638	3,732	3,856	2,096	2,262

Total fixed charges	$8,693		$7,983	$31,126	$29,115	$24,318	$20,622	$20,349

Ratio of earnings to fixed charges	N/A		9.86	8.28	7.66	8.62	8.89	7.75

(Deficit) surplus of earnings to fixed charges	$(18,888	) (A)	$70,753	$226,621	$193,855	$185,211	$162,714	$137,398

(A)	For the three months ended September 30, 2008, earnings were insufficient to cover fixed charges by $18.9 million.
For the purpose of computing the ratios of earnings to fixed charges, earnings consist of pre-tax (loss) income from continuing operations adjusted to include distributed earnings of equity investees plus fixed charges. Fixed charges consist of interest expense, including amortization of debt discount, and such portion of rental expense as is estimated to be representative of the interest factor, all on a pre-tax basis.